Exhibit 10.17

October 9, 2019

Herrn

Hans-Jürgen Herr

[ADDRESS]

Retention Bonus Agreement

This Retention Bonus Agreement (this “Agreement”), between Hans-Jürgen Herr (the “Employee”) and Weber-Stephen Deutschland GmbH (the “Company”) sets forth the terms and conditions of bonuses to be paid to the Employee by the Company, effective as of September 1, 2019 (the “Effective Date”);

WHEREAS, the Employee is now employed by the Company as President, EMEA and the Employee’s continued employment is critical to maintaining and strengthening the Company’s business;

WHEREAS, the Company desires to provide a bonus to the Employee if he stays continuously employed with the Company through the Retention Period (as defined below).

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth below, the parties agree as follows:

1.	Definition. This definition applies to this Agreement:

“Cause” means the Employee’s (i) commission of a serious felony or crime involving moral turpitude, (ii) commission of an act which violates the Company’s policies on discrimination, harassment, and conflicts of interest, or repeated violation of any other material employment policy, (iii) commission of any act or omission involving disloyalty or fraud with respect to the Company, its subsidiaries or other Affiliates or any of their respective customers or suppliers, (iv) conduct intentionally disparaging the Company (or its Affiliates) or tending to bring the Company (or its Affiliates) into substantial public disgrace or disrepute, (v) repeated failure to substantially perform his or her duties for the Company (or, if different, his or her Employer) as reasonably directed by the Board or the Chief Executive Officer of the Company, (vi) gross negligence or willful misconduct with respect to the Company or any subsidiary or other Affiliate or (vii) cause pursuant to sec. 626 BGB (German Civil Code).

2.

Retention Bonus. The Employee shall be entitled to two (2) lump-sum cash payments. The first payment of € l.04M shall be made September 30, 2020 and the second payment of € 1..32M shall be made September 30, 2022 after deduction of the amounts to be withheld by law (the “Retention Bonus”), if the Employee:

a.	is continuously employed full-time by the Company from the Effective Date to September 30, 2021 for the first payment and September 20, 2023 for the second payment (the “Retention Periods”), and

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b.

maintains the confidentiality of all terms of this Agreement, including the Retention Bonus(s) amounts, from all persons and entities other than the Employee’s spouse, tax, or legal advisors, except as required by applicable law or unless disclosure is authorized by the Company in writing.

3.

Death. If the Employee’s employment is terminated prior to the end of the Retention Period as a result of the Employee’s death and the Employee satisfies the conditions in Sections 2.b. and 2.c., then the Employee’s beneficiary (or beneficiaries) shall be entitled to a lump-sum cash payment equal to a proportionate amount of the Retention Bonus (“Proportionate Retention Bonus”). The Proportionate Retention Bonus shall be calculated by multiplying the Retention Bonus amount by a fraction, the numerator of which is equal to the number days the Employee was employed with the Company during the Retention Period and the denominator of which is the total number of days in the Retention Period.

4.

Timing of Payment. Subject to the terms and conditions set forth herein, the Retention Bonus or Proportionate Retention Bonus will be due and payable within sixty (60) days of the Employee becoming entitled to the Retention Bonus under Section 2 or the Proportionate Retention Bonus under Section 3.

5.

Forfeiture; Clawback. If the Employee’s employment is terminated by the Company for Cause before the end of the Retention Period, or if the Employee terminates his employment for any reason other than for Cause before the end of the Retention Period(s), or if the Employee does not timely satisfy Section 2.b. following his termination of employment (other than because of the Employee’s death), or if the Employee violates one of the conditions in Section 2.c. prior to payment of the Retention Bonus or Proportionate Retention Bonus, the Employee will forfeit the Retention Bonus or the Proportionate Retention Bonus and will not be entitled to such payment. For the avoidance of doubt, termination in this context means that the termination is issued to the other party before the relevant Retention Periods irrespective of its effective date.

If the Company has paid the Retention Bonus or the Proportionate Retention Bonus to the Employee and the Employee thereafter violates one of the conditions in Sections 2.c. or 2.d., the Company may require the Employee to repay the full Retention Bonus or Proportionate Retention Bonus received by the Employee to the Company. The retention benefit hereunder shall also be subject to any additional clawback policies now in effect or adopted by the Board of Directors from time to time thereafter for executives generally.

6.	Employee Assignment. The Employee shall not have the right to alienate, anticipate, pledge, encumber or assign any of the rights or benefits under this Agreement.

a.

Entire Agreement; Amendments. This Agreement constitutes the entire agreement between Employee and the Company regarding the Retention Bonus and Proportionate Retention Bonus and supersedes any and all prior agreements and understandings between Employee and the Company regarding such retention benefits, whether written or oral. This Agreement may be amended or modified only by a written agreement executed by Employee and a duly authorized officer of the Company.

b.

Governing Law; Validity. The interpretation, construction and performance of this Agreement shall be governed by and construed in accordance with the laws of Germany without regard to the principles of conflicts of laws. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

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c.

Service Contract: The provisions of the Agreement do not affect the existing service contract. However, in the event of any conflict between the service contract and this Agreement, the terms of this Agreement shall control.

/s/ Hans-Jürgen Herr	/s/ Philip Zadeik
Hans-Jürgen Herr	WEBER-STEPHEN Deutschland GmbH Represented by Shareholder Weber-Stephen Products LLC Represented by Philip Zadeik

www.weber.com	Rheinstrasse 194 55218 Ingelheim, GERMANY